EXHIBIT 21


                           SUBSIDIARIES


Subsidiary                      State or Organization

RLP Gulf States, L.L.C.         Oklahoma

RB Operating Company            Delaware

Magic Circle Energy Corporation Delaware

Magic Circle Acquisition
  Corporation                   Oklahoma

Carmen Development Corporation  Oklahoma

Carmen Field Limited
  Partnership                   Oklahoma